UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 2, 2015

RMG NETWORKS HOLDING CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-35534	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15301 Dallas Parkway Suite 500 Addison, TX	75001
(Address of Principal Executive Offices)	(Zip Code)

(800) 827-9666

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry Into a Material Definitive Agreement.

On November 2, 2015, RMG Networks Holding Corporation (the “Company”) and certain of its subsidiaries (collectively, the “Borrowers”) entered into a loan and security agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”), pursuant to which the Bank agreed to make a revolving credit facility available to the Borrowers in the principal amount of up to $7.5 million (the “Revolving Facility”).  The Revolving Facility has an effective date of October 13, 2015 (the “Effective Date”), and matures on October 13, 2017.  Availability under the Revolving Facility is tied to a borrowing base formula.  Interest on advances under the Revolving Facility (the “Advances”) will accrue on the unpaid principal balance of such Advances at a floating per annum rate equal to either 1.25% above the prime rate or 2.25% above the prime rate, depending on whether certain conditions are satisfied.  During an event of default, the rate of interest would increase to 5% above the otherwise applicable rate, until such event of default is cured or waived. All accrued and unpaid interest is payable monthly on the last calendar day of each month.

The Company did not draw on the Revolving Facility at the closing of the Loan Agreement. Borrowings under the Revolving Facility are available for the Company’s working capital and general business requirements, as may be needed from time to time.

In connection with the closing of the Revolving Facility, the Borrowers paid the Bank a commitment fee of $37,500, and the Borrowers will be required to pay the Bank an additional commitment fee of $37,500 on the first anniversary of the Effective Date. If the Borrowers terminate the Loan Agreement prior to the first anniversary of the Effective Date, the Borrowers will be required to pay the Bank a termination fee equal to 1% of the Revolving Facility, unless the Revolving Facility is replaced with a new facility from the Bank.

The Loan Agreement contains customary affirmative covenants regarding the operations of Borrowers’ business and customary negative covenants that, among other things, limit the ability of the Borrowers to incur additional indebtedness, grant certain liens, make certain investments, merge or consolidate, make certain restricted payments and engage in certain asset dispositions, including a sale of all or substantially all of their property.  In addition, the Borrowers must maintain, on a consolidated basis, certain minimum amounts of adjusted EBITDA, as measured at the end of each month.

The Loan Agreement contains customary events of default including, among others, Borrowers’ breach of payment obligations or covenants, defaults in payment of other outstanding debt, material misrepresentations, a material adverse change and bankruptcy and insolvency events of default.  The Bank’s remedies upon the occurrence of an event of default include, among others, the right to accelerate the debt and the right to foreclose on the collateral securing the Revolving Facility. The Revolving Facility is secured by a first priority perfected security interest in substantially all of the assets of the Borrowers.

A copy of the Loan Agreement is filed herewith as Exhibits 10.1 and is incorporated herein by reference. The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On November 4, 2015, the Company issued a press release regarding the Revolving Facility. A copy of the press release issued by the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated hereby by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of October 13, 2015.
99.1	Press release issued November 4, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 4, 2015

RMG NETWORKS HOLDING CORPORATION

By:  /s/ Loren Buck

Name: Loren Buck

Title: Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of October 13, 2015.
99.1	Press release issued November 4, 2015.